As filed with the Securities and Exchange Commission on April 18, 2008

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0068479
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E. Atlanta, Georgia 30324

(Address, including zip code, of registrant’s principal executive offices)

2008 Stock Incentive Plan

(Full Title of Plan)

R. Randall Rollins

Chairman of the Board

2170 Piedmont Road, N.E.

Atlanta, Georgia 30324

(404) 888-2000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen D. Fox

Arnall Golden Gregory, LLP

171 Seventeenth Street, NW, Suite 2100

Atlanta, Georgia 30363

(404) 873-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock $1.00 par value	5,000,000	$17.32	$86,600,000	$3,404.00

(1)

Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2008 Stock Incentive Plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)

Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on April 15, 2008, as reported on the New York Stock Exchange.

PART II

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Rollins, Inc. (the “Registrant” or the “Company”) are hereby incorporated by reference herein:

(a)           Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)           Current Reports on Forms 8-K filed on January 8, 2008, January 11, 2008, two Current Reports filed on January 23, 2008, one Current Report filed on January 28, 2008, Current Reports filed on February 8, 2008 (under Item 8.01), March 14, 2008, April 1, 2008, and April 9, 2008 (under Item 8.01), and April 9, 2008 (as later amended by Form 8-K/A filed April 18, 2008); and

(c)           The description of the registrant’s common stock contained in the registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement on Form S-8 (and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware Law.  The Registrant is a Delaware corporation.  Section 145 of the Delaware General Corporation Law provides for indemnification of officers, directors and other persons for losses and expenses incurred under certain circumstances.  The Registrant’s By-Laws provide for indemnification of officers, directors and the Registrant’s general counsel to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

D&O Insurance.  The Registrant maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Ernst & Young LLP

24	Power of Attorney (included on signature page)

99.1*	2008 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on March 17, 2008)

* Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes as follows:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 18, 2008.

ROLLINS, INC.

By:	/s/Gary W. Rollins
Gary W. Rollins
Chief Executive Officer, President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below hereby constitutes and appoints R. Randall Rollins and Gary W. Rollins, or any one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE	TITLE	DATE

/s/Gary W. Rollins	Chief Executive Officer, President and Chief Operating	April 18, 2008
Gary W. Rollins	Officer (principal executive officer), and Director

/s/Harry J. Cynkus	Chief Financial Officer and Treasurer	April 18, 2008
Harry J. Cynkus	(principal financial and accounting officer)

/s/R. Randall Rollins	Chairman of the Board of Directors	April 18, 2008
R. Randall Rollins

/s/Wilton Looney	Director	April 18, 2008
Wilton Looney

/s/Henry B. Tippie	Director	April 18, 2008
Henry B. Tippie

/s/James B. Williams	Director	April 18, 2008
James B. Williams

/s/Bill J. Dismuke	Director	April 18, 2008
Bill J. Dismuke

/s/ Thomas J. Lawley	Director	April 18, 2008
Thomas J. Lawley

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Ernst & Young LLP

24	Power of Attorney (included on signature page)

99.1*	2008 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on March 17, 2008)

* Filed herewith.